Exhibit 99.1

LaserCard Corporation Reports Financial Results for FY09 Second Quarter

Mountain View, Calif. – Oct. 30, 2008 – LaserCard Corporation (NASDAQ:LCRD), a leading supplier of secure ID solutions, today announced the financial results for its fiscal 2009 second quarter ended September 30, 2008.

Revenues for the second quarter of fiscal 2009 were $13.5 million, compared with $10.7 million in both the prior quarter and the same quarter a year ago.  The net profit for the second quarter of fiscal 2009 was $239,000, or $0.02 per diluted share, compared with a net loss of $1.3 million or ($0.11) per diluted share in the prior quarter, and a net loss of $498,000, or ($0.04) per diluted share in the same quarter a year ago.

LaserCard® optical memory card revenues for the quarter were $8.63 million, up from $5.91 million in the first quarter of fiscal 2009.  Revenues from specialty cards and printers totaled $3.93 million, compared with $3.63 million recorded in the previous quarter.  Drives, systems and services segment revenue for the quarter was $0.91 million, compared with $1.18 million in the first quarter.

Balance Sheet
Cash
LaserCard Corporation’s cash, cash equivalents, and investments were $22.9 million at September 30, 2008 compared with $18.5 million at March 31, 2008.  Cash provided by operating activities in the second quarter totaled about $10 million due to increased collections of accounts receivable and the $5.8 million received as an advance payment on the order from our newest customer.

Deferred Revenue and Advanced Payments
The optical memory card license and factory equipment project for Prevent Global/GIG of Slovenia is now expected to be completed within twelve months.  As a result, LaserCard is classifying the deferred revenue and advance payments totaling $27.7 million for this project as current liabilities and the equipment held for resale to GIG valued at $6.9 million as current assets.  Deferred revenue and advance payments do not represent an obligation on our part to make a future cash payment; instead, will be recognized in revenue when the contract is completed.  The advance payments received are not refundable.  The classification of these large amounts as current assets and liabilities will affect our working capital and current ratio measures until the project is complete and the revenues and costs are recorded in the statement of operations.

Auction Rate Securities (ARS)
We have $13.5 million invested in ARS that currently is valued at $12.4 million on our balance sheet.  UBS AG has issued a prospectus dated October 7, 2008 describing a “Rights” offering whereby UBS is offering to purchase certain ARS it placed, including those we hold, at par or face value.  UBS will have the “Right” to purchase our ARS at par at any time and LaserCard will have the “Right” to sell our ARS at par to UBS beginning June 30, 2010.  As part of the offering, UBS would provide us a line of credit expected to be about 75% of the par value of the ARS until they are purchased by UBS.  The line of credit has certain restrictions described in the prospectus.  The “Rights” expire on July 3, 2012.  LaserCard has accepted the "Rights" offering.

“We are pleased with our solid financial performance in the second quarter,” said Robert DeVincenzi, chief executive officer of LaserCard. “We achieved profitability, with revenues broadly dispersed across our customer base.

“In my initial five months at LaserCard, a key focus has been the company’s evolution toward becoming a full solutions provider which can configure its offerings to meet specific project needs and to complement the offerings of our partners,” continued DeVincenzi. “Our enabling services strategy, in conjunction with our initiative to sell across a broad credentialing solutions portfolio, is yielding results.”

Earnings Results Conference Call
LaserCard will hold a conference call to discuss the company's fiscal 2009 second quarter results today, October 30, 2008, at approximately 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time.  For access to the conference call, please call 773-799-3302 by 1:50 p.m. Pacific Time.  A taped replay of the call will be available for one week.  To access the replay, please call 402-998-0545.  You will need to reference the passcode “LaserCard” and the conference leader “Robert DeVincenzi.”  To listen to the call via the Internet, please log on to: www.lasercard.com or www.vcall.com.  The Internet Webcast will be archived for one year.

About LaserCard Corporation
LaserCard Corporation, together with its subsidiaries, is a leading provider of secure ID solutions to governments and commercial clients worldwide. It develops, manufactures, and integrates LaserCard® optical memory cards, encoders, peripherals, smart and specialty cards, biometrics, and modular software. The company’s cards and systems are used in various applications, including citizen identification, border security, government service delivery and facility access.

For further information, please visit www.lasercard.com.

Forward Looking Statement Disclaimer

All statements contained in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are not historical facts or guarantees of future performance or events.  Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict.  As a result, our actual results may differ materially from the statements made.  Often such statements can be identified by their use of words such as may, will, intends, plans, believes, anticipates, visualizes, expects, and estimates.  Examples of forward-looking statements in this release include that we expect to recognize revenue from the optical memory card license and factory equipment project for Prevent Global/GIG within twelve months; our intent to participate in the UBS ARS offering; and our strategy to offer enabling services with a broad credentialing solutions portfolio.  This and other forward-looking statements in this press release are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to whether Prevent Global/GIG raises the requisite financing to continue to proceed with its factory, whether UBS AG continues the offering on the announced terms and accepts our ARS subscription, whether our enabling services strategy is chosen as a component of a total solution by prime contractors, and our ability to continue program roll-out with consistent high quality finished cards as well as the risk factors detailed in the Company's Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission.  Due to these and other risks, future actual results could differ materially from the Company’s expectations. These forward-looking statements speak only as to the date of this release, and, except as required by law, the Company undertakes no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

LASERCARD CORPORATION AND SUBSIDIARIES
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30		September 30
	2008	2007	2008	2007

Revenues	$13,467	$10,739	$24,189	$18,594
Cost of sales (includes $158 and $295 stock-based
compensation in the three and six-month periods
ended September 30, 2008 and $72 and $138 in the three
and six-month periods ended September 30, 2007, respectively)	8,902	7,550	16,157	13,744
Gross profit	4,565	3,189	8,032	4,850

Operating expenses:
Selling, general, and administrative expenses (includes
$410 and $747 stock-based compensation in the three
and six-month periods ended September 30, 2008 and
$340 and $651 in the three and six-month periods ended
September 30, 2007, respectively)	3,587	3,281	7,487	6,770
Research and development expenses (includes $7 and $71
stock-based compensation in the three and six-month
periods ended September 30, 2008 and $61 and $121 in the three
and six-month periods ended September 30, 2007, respectively)	828	704	1,688	1,492
Total operating expenses	4,415	3,985	9,175	8,262
Operating income (loss)	150	(796)	(1,143)	(3,412)

Other income, net	79	189	125	430

Income (loss) before income taxes	229	(607)	(1,018)	(2,982)

Income tax expense (benefit)	(10)	(109)	17	(125)

Net income (loss)	$239	$(498)	$(1,035)	$(2,857)

Net income (loss) per share:
Basic	$0.02	$(0.04)	$(0.09)	$(0.24)
Diluted	$0.02	$(0.04)	$(0.09)	$(0.24)

Weighted-average shares of common stock
used in computing net income (loss) per share:
Basic	12,027	11,899	12,009	11,883
Diluted	12,029	11,899	12,009	11,883

LASERCARD CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands )

	September 30,	March 31,
	2008	2008*
ASSETS
Current assets:
Cash and cash equivalents	$10,529	$5,583
Accounts receivable, net of allowance of $63 at September 30, 2008	2,956	2,952
and $35 at March 31, 2008
Inventories, net of reserve of $1,085 at September 30, 2008	13,896	13,080
and $913 at March 31, 2008
Deferred contract costs	220	303
Equipment held for resale	6,852	89
Prepaid and other current assets	1,746	1,618
Total current assets	36,199	23,625

Property and equipment, net	11,115	11,700
Long-term investments	12,377	12,875
Long-term deferred contract costs	374	561
Long-term equipment held for resale	161	6,599
Patents and other intangibles, net	452	402
Notes receivable	237	269
Other non-current assets	280	275
Total assets	$61,195	$56,306

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,490	$2,561
Accrued liabilities	2,467	3,221
Deferred income tax liability	312	405
Advance payments from customers	30,996	3,060
Deferred revenue	3,444	589
Capital lease obligation	73	30
Total current liabilities	39,782	9,866

Capital lease obligation, net of current portion	209	76
Accrued Liabilities, net of current portion	172	-
Advance payments from customers	1,687	23,770
Deferred revenue	558	3,437
Deferred rent	1,325	1,168
Income tax payable	263	263
Total liabilities	43,996	38,580

Stockholders' equity:
Common stock	121	120
Additional paid-in capital	65,061	63,868
Accumulated deficit	(46,902)	(45,867)
Accumulated other comprehensive income	(1,081)	(395)
Total stockholders' equity	17,199	17,726

Total liabilities and stockholders’ equity	$61,195	$56,306

*Amounts derived from audited consolidated financial statements